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                                 EXHIBIT 10(J)

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                               AMENDMENT NO. 2 TO
                  SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT


      THIS AMENDMENT, dated as of August 31, 1999, by and between Union Planters Corporation ("Employer") and M. Kirk Walters ("Participant"), amends that certain Supplemental Retirement Agreement, dated as of February 23, 1995, as previously amended April 23, 1997, by and between Employer and Participant (the "SERP").

      WHEREAS, Employer and Participant desire to amend the SERP as provided herein;

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agrees as follows:

      1. Reduction of Benefits to Reflect "Cost of Funds" under Split Dollar Insurance Program. There is hereby added a new Section 2.9 to the SERP to read as follows:

         "2.9 REDUCTION OF BENEFITS TO REFLECT "COST OF FUNDS" UNDER SPLIT DOLLAR INSURANCE PROGRAM. Employer and Participant have entered into a Split Dollar Agreement dated August 31, 1999 ("Split Dollar Agreement"), pursuant to which certain life insurance coverage will be provided on the joint lives of Participant and his spouse, Linda Gail Walters. Under the Split Dollar Agreement, on August 31, 1999, Employer paid a premium of $218,000 for the life insurance policy providing second to die coverage on Participant and his said spouse ("Policy"), and Employer will pay four additional premiums of $218,000 each on the Policy on the next four anniversaries of such initial premium payment date. Under paragraph 8 of the Split Dollar Agreement, when Participant and his said spouse are no longer living or certain other events earlier occur, Employer will be reimbursed for the cumulative amount of premiums paid under the split dollar program (without interest).

           In order to insure that Employer will also be reimbursed for the opportunity cost of making the premium payments under the split dollar program, the present value of the amount payable under this Article II shall be reduced (but not below zero) by an amount to be referred to as the "Cost of Funds Reimbursement." The Cost of Funds Reimbursement shall be determined (and the reduction described in the immediately preceding sentence shall be made) as of Participant's termination of employment for any reason (hereafter referred to as the "Cost of Funds Settlement Date"). The Cost of Funds Reimbursement shall be the sum of
         (a) plus (b), determined as follows:

           (a) There shall first be calculated the interest expense on each premium payment under the Program, determined as though Employer had borrowed the premium payment at an interest rate determined under
         Section 7520(a)(2) of the
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         Internal Revenue Code of 1986, as amended ("Applicable Federal Rate"
         or "AFR"). The interest expense for the first twelve months after a premium payment is made shall be determined using the AFR as in effect for the month such premium payment is made, and shall remain in effect until the one-year anniversary of the date such premium payment was made. As of such one-year anniversary, the interest expense with respect to such premium for the next twelve months shall be determined using the AFR in effect for the month which includes such one-year anniversary, and so forth until the Cost of Funds Settlement Date occurs. The aggregate interest expense for all premiums under the Program for all years from the date the first premium payment is made until the Cost of Funds Settlement Date occurs shall be the amount under this paragraph (a).

           (b) There shall next be determined as of the Cost of Funds Settlement Date the present value of all future interest expense of all premiums under the Program, including both premiums paid and premiums not yet accrued or paid as of the Cost of Funds Settlement Date. The future interest expense shall run from the Cost of Funds Settlement Date to the earliest date on which Employer is entitled to reimbursement under paragraph 8 of the Split Dollar Agreement of the cumulative premiums paid by Employer under the Policy. For this purpose, (i) all future interest expense shall be determined using the AFR in effect for the month in which the Cost of Funds Settlement Date occurs, rather than the AFR which was in effect at the time the most recent premium payment was made, (ii) no future interest expense shall accrue for a future premium payment until the date such premium is due, and (iii) the future interest expense shall be discounted to present value using the AFR in effect for the month in which the Cost of Funds Settlement Date occurs. The present value of all future interest expense as determined under this paragraph shall be the amount determined under this paragraph (b).

                  (c) If prior to the 15th anniversary of the date the initial premium payment was made under the Split Dollar Program, the Employer is reimbursed under the Split Dollar Agreement for all amounts that would be owed to the Employer under the Split Dollar Agreement upon the death of the survivor of the Participant and his spouse named in paragraph (a) above (such date to be referred to herein as the "Premium Reimbursement Date"), then an additional amount shall be paid under this Section 2.9 determined as follows: (i) the future interest expense under paragraph (b) immediately above shall be re-calculated as of the Cost of Funds Settlement Date as though it was known as of such date that the future interest expense for premiums under the Split Dollar Program would run only until the actual Premium Reimbursement Date, using the AFR in effect for the Cost of Funds Settlement Date; (ii) there shall be subtracted from the actual amount determined under paragraph (b) immediately above the amount determined under


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         clause (c)(i) immediately preceding; and (iii) the remainder determined under clause (c)(ii) immediately preceding shall be credited with interest using the AFR as of the Cost of Funds Settlement Date, such interest to run from the Cost of Funds Settlement Date to the Premium Reimbursement Date. The additional payment determined under this paragraph (c) shall be made to the Participant if he is then living, and if he is not then living, then to the Participant's Beneficiary. Such payment shall be made in the same form being under this Agreement as of the Premium Reimbursement Date. If no payments are being made under this Agreement as of such date, or, alternatively, at the Participant's or Beneficiary's election, as applicable (with the consent of the Employer), payment shall be made to the Participant or Beneficiary, as applicable, in a lump sump payment as soon as practicable after the Premium Reimbursement Date."

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      The terms of the SERP not hereby amended shall be and remain in full force and effect and are not affected by this Amendment.

      IN WITNESS WHEREOF, Participant and Employer have duly executed this Amendment as of the day and year first above written.



                                /s/ M. Kirk Walters
                                -------------------
                                M. Kirk Walters
                                Participant



                                UNION PLANTERS CORPORATION


                                By: /s/ Jackson W. Moore
                                    --------------------

                                Its: President
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